As filed with the Securities and Exchange Commission on December 2, 2011

Registration No. 333-176601

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON FORM S-8

TO FORM S-4 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ECOLAB INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	41-0231510
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

370 Wabasha Street North St. Paul, Minnesota	55102
(Address of Principal Executive Offices)	(Zip Code)

Second Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan

J. Erik Fyrwald Employment Letter Agreement

Ecolab Inc. 2010 Stock Incentive Plan

(Full Title of Plan)

James J. Seifert

Executive Vice President, General Counsel and Secretary

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

(Name and Address of Agent for Service)

(651) 293-2981

(Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Shares, par value $1.00 per share (1)
Second Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan	2,352,367	(3)
J. Erik Fyrwald Employment Letter Agreement	197,079	(4)
Amended and Restated Ecolab Inc. 2010 Stock Incentive Plan	423,770	(5)
Total	2,973,216		N/A	N/A	N/A

(1)

Includes associated share purchase rights issuable with respect to such shares pursuant to the Rights Agreement dated as of February 26, 2006, as amended, between  Ecolab Inc. (the “Registrant”) and Computershare Investor Services, LLC, as rights agent.

(2)

The registration fee in respect of such shares of common stock of the Registrant, par value $1.00 per share (“Common Stock”), was paid in connection with the original filing on August 31, 2011 of the Registrant’s Registration Statement on Form S-4 (Registration 333-176601).  The Registration Statement was declared effective on October 28, 2011.

(3)

Represents 2,352,367 shares of Common Stock issuable under outstanding awards granted under the Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan (the “Nalco Plan”), which plan was assumed in connection with the Merger (defined below) involving the Registrant and Nalco Holding Company, a Delaware corporation (“Nalco”).   Pursuant to Rule 416 under the Securities Act, this Registration Statement includes such additional and indeterminate number of additional shares of Common Stock that may be issuable under the Nalco Plan if the antidilution provisions of the Nalco Plan become operative.

(4)

Represents 197,079 shares of Common Stock issuable under outstanding awards granted by Nalco to J. Erik Fyrwald pursuant to an employment letter agreement dated as of February 21, 2008 (the “Fyrwald Agreement”), which agreement was assumed in connection with the Merger involving the Registrant and Nalco.  Pursuant to Rule 416 under the Securities Act, this Registration Statement includes such additional and indeterminate number of additional shares of Common Stock that may be issuable under the Fyrwald Agreement if the antidilution provisions of the Fyrwald Agreement become operative.

(5)

Represents 423,770 shares of Common Stock issuable pursuant to the Ecolab Inc. 2010 Stock Incentive Plan (the “Ecolab Plan”).   The foregoing shares of Common Stock were added to the Ecolab Plan at the time of  the assumption of the Nalco Plan by the Registrant in connection with the Merger.  Pursuant to Rule 416 under the Securities Act, this Registration Statement includes such additional and indeterminate number of additional shares of Common Stock that may be issuable under the Ecolab Plan if the antidilution provisions of the Ecolab Plan  become operative.

EXPLANATORY NOTE

The Registrant hereby amends its Registration Statement on Form S-4 (Registration No. 333-176601), as previously amended by Amendments No. 1, No. 2 and No. 3 thereto, which was declared effective by the Securities and Exchange Commission (the “SEC” or the “Commission”) on October 28, 2011 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment No. 1”). The Form S-4, as amended by this Post-Effective Amendment No. 1, is referred to herein as the “Registration Statement.”  On December 1, 2011, pursuant to the Agreement and Plan of Merger dated as of July 19, 2011 (the “Merger Agreement”) by and among the Registrant, Sustainability Partners Corporation, a Delaware corporation and wholly-owned subsidiary of the Registrant (“Merger Sub”), and Nalco, Nalco merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of the Registrant.  As of the effective time of the Merger, the Registrant assumed all of the obligations of Nalco under the Nalco Plan and the Fyrwald Agreement, each outstanding award under the Nalco Plan and the Fyrwald Agreement and all agreements evidencing the grants thereof, and adopted a Second Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan (the “Amended Nalco Plan”). In addition, at the time of the adoption of the Amended Nalco Plan, the Registrant added 1,405,530 shares of Common Stock formerly reserved for issuance pursuant to the Nalco Plan to the Ecolab Plan in accordance with the terms of the Ecolab Plan.  From and after the effective time of the Merger, all awards outstanding under the Nalco Plan as of immediately prior to the effective time of the Merger are and will be subject to the terms of the Amended Nalco Plan, and all awards outstanding under the Fyrwald Agreement as of immediately prior to the effective time of the Merger are and will continue to be subject to the terms of the Fyrwald Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Registrant with the SEC are incorporated by reference in this Registration Statement:

•      Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011;

•      Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, filed on May 5, 2011, June 30, 2011, filed on August 4, 2011, and September 30, 2011, filed on October 31, 2011;

•      Current Reports on Form 8-K filed on February 17, 2011 (except with respect to Item 2.02), May 6, 2011, July 20, 2011 (except with respect to Item 2.02), July 27, 2011 (except with respect to Item 2.02), August 24, 2011, August 30, 2011, September 6, 2011, September 8, 2011, October 25, 2011 (except with respect to Item 2.02), October 28, 2011, October 31, 2011, October 31, 2011, November 8, 2011, November 14, 2011, November 30, 2011 (except with respect to Item 7.01) and December 2, 2011;

•      all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2010; and

•      the descriptions of the Registrant’s common stock, preferred stock and preferred stock purchase rights contained in its registration statements on Form 8-A, including any amendments or reports filed for the purpose of updating these descriptions.

All documents filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement  (except for portions of the Registrant’s current reports furnished, as opposed to filed, on Form 8-K), and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of these documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Independent Registered Public Accounting Firm

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of the Registrant for the three-month periods ended March 31, 2011 and 2010, the six-month periods ended June 30, 2011 and 2010 and the nine-months periods ended September 30, 2011 and 2010, incorporated by reference in this Registration Statement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information.  However, their separate reports dated May 5, 2011, August 4, 2011 and October 31, 2011, incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information.  Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied.  PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for the expenses which the court shall deem proper.

Section 145 further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; the right to indemnification and advancement of expenses arising under a provision of the certificate of incorporation or bylaws shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or commission explicitly authorizes such elimination or impairment after such act or omission has occurred; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.  Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by the person in any such capacity or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liabilities under Section 145, including liabilities under the Securities Act.

Article V of the Registrant’s By-Laws provides for indemnification of the Registrant’s officers and directors to the full extent allowed by Delaware law.

In addition, Article IV of the Registrant’s Restated Certificate of Incorporation provides that the Registrant’s directors do not have personal liability to the Registrant or its stockholders for monetary damages for any breach of their fiduciary duty as directors, except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for willful or negligent violations of certain provisions under the General Corporation Law of Delaware imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transaction from which the director derived an improper personal benefit.  Subject to these exceptions, under Article IV, directors do not have any personal liability to the Registrant or its stockholders for any violation of their fiduciary duty.

The Registrant has directors and officers liability insurance which protects directors and officers against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The Registrant has entered into indemnification agreements with each of its directors.  These indemnification agreements provide for the prompt indemnification “to the fullest extent permitted by law” and for the prompt advancement of expenses, including attorneys’ fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that the director is or was a director, officer, employee, agent or fiduciary of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by a director in any such capacity.  The indemnification agreements further provide that the Registrant has the burden of proving that a director is not entitled to indemnification in any particular case.

The foregoing represents a summary of the general effect of the General Corporation Law of Delaware, the Registrant’s By-Laws and Restated Certificate of Incorporation, the Registrant’s directors and officers liability insurance coverage and the indemnification agreements for purposes of general description only.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Exhibit
4.1	Restated Certificate of Incorporation of Ecolab Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 2, 2011).**
4.2	By-Laws, as amended through February 26, 2010 (incorporated by reference to Exhibit (3) to the Registrant’s Current Report on Form 8-K filed on March 1, 2010).**
4.3	Second Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan.*
4.4	J. Erik Fyrwald Employment Letter Agreement dated as of February 21, 2008.*
4.5	Ecolab Inc. 2010 Stock Incentive Plan (incorporated by reference to Exhibit (10)A to the Registrant’s Current Report on Form 8-K filed on May 11, 2010)**
5.1	Opinion of James J. Seifert, General Counsel and Secretary of the Registrant, as to the validity of the shares of the Registrant’s Common Stock.*
15.1	Awareness Letter of PricewaterhouseCoopers LLP.*
23.1	Consent of James J. Seifert, General Counsel and Secretary of the Registrant (included in Exhibit 5.1).**
23.2	Consent of PricewaterhouseCoopers LLP.*
23.3	Consent of PricewaterhouseCoopers LLP.*
23.4	Consent of Ernst & Young LLP.*
24.1	Powers of Attorney (included on the signature page to the Registrant’s Registration Statement on Form S-4 to which this post-effective amendment relates).**
99.1	Opinion of Baker & McKenzie LLP as to certain tax matters.*
99.2	Opinion of Cravath, Swaine & Moore LLP as to certain tax matters.*

*              Filed herewith.

**           Previously filed.

Item 9. Undertakings

(a)    The Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on December 2, 2011.

ECOLAB INC.

By:	/s/ MICHAEL C. MCCORMICK
Name:	Michael C. McCormick
Title:	Corporate Compliance Officer, Associate General Counsel and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below as of December 2, 2011.

Signature	Title

*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Douglas M. Baker, Jr.

*	Chief Financial Officer
Steven L. Fritze	(Principal Financial Officer)

*	Vice President and Corporate Controller
John J. Corkrean	(Principal Accounting Officer)

*	Director
Barbara J. Beck

*	Director
Leslie S. Biller

*	Director
Jerry A. Grundhofer

*	Director
Arthur J. Higgins

*	Director
Joel W. Johnson

*	Director
Jerry W. Levin

Signature	Title

*	Director
Robert L. Lumpkins

*	Director
C. Scott O’Hara

*	Director
Victoria J. Reich

*	Director
John J. Zillmer

*By:	/s/ MICHAEL C. MCCORMICK
	Michael C. McCormick, Esq.	Attorney-in-fact

Directors not signing: Paul J. Norris, Daniel S. Sanders and Mary M. VanDeWeghe

INDEX TO EXHIBITS

Exhibit Number	Exhibit
4.1	Restated Certificate of Incorporation of Ecolab Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 2, 2011).**
4.2	By-Laws, as amended through February 26, 2010 (incorporated by reference to Exhibit (3) to the Registrant’s Current Report on Form 8-K filed on March 1, 2010).**
4.3	Second Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan.*
4.4	J. Erik Fyrwald Employment Letter Agreement dated as of February 21, 2008.*
4.5	Ecolab Inc. 2010 Stock Incentive Plan (incorporated by reference to Exhibit (10)A to the Registrant’s Current Report on Form 8-K filed on May 11, 2010)**
5.1	Opinion of James J. Seifert, General Counsel and Secretary of the Registrant, as to the validity of the shares of the Registrant’s Common Stock.*
15.1	Awareness Letter of PricewaterhouseCoopers LLP.*
23.1	Consent of James J. Seifert, General Counsel and Secretary of the Registrant (included in Exhibit 5.1).**
23.2	Consent of PricewaterhouseCoopers LLP.*
23.3	Consent of PricewaterhouseCoopers LLP.*
23.4	Consent of Ernst & Young LLP.*
24.1	Powers of Attorney (included on the signature page to the Registrant’s Registration Statement on Form S-4 to which this post-effective amendment relates).**
99.1	Opinion of Baker & McKenzie LLP as to certain tax matters.*
99.2	Opinion of Cravath, Swaine & Moore LLP as to certain tax matters.*

*              Filed herewith.

**           Previously filed.